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                                  EXHIBIT 11.2
                    COMPUTATION OF DILUTED EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                          Years Ended September 30,
                                          ----------------------------------
                                            1998         1997         1996
                                          --------     --------     --------
Shares:
Weighted average number of common
  shares outstanding...................     16,135       14,047       11,789
Additional shares assuming
  conversion of:
   Stock options.......................        512          577          539
   Warrants............................          -            -           33
   Preferred stock.....................          -            -          667
                                          --------     --------     --------
Weighted average shares outstanding         16,647       14,624       13,028

Net income.............................   $ 24,587     $ 10,146     $  5,953
                                          ========     ========     ========

Diluted earnings per share.............   $   1.48     $   0.69     $   0.46
                                          ========     ========     ========

       All share amounts and per share data have been restated to reflect the two-for-one stock split effected as a stock dividend on May 28, 1996.